Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (file no. 333-291661) of our report dated April 29, 2026, with respect to the consolidated financial statements of TechCreate Group Ltd. and its subsidiaries, appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Audit Alliance LLP

April 29, 2026